As filed with the Securities and Exchange Commission on May 5, 2022

Registration No. 333-239516

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DraftKings Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	84-4052441
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

222 Berkeley Street, 5th Floor
Boston, Massachusetts 02116
(Address of Principal Executive Offices)

DraftKings Inc. 2020 Incentive Award Plan
DraftKings Inc. Employee Stock Purchase Plan
DraftKings Inc. 2017 Equity Incentive Plan

DraftKings Inc. 2012 Stock Option & Restricted Stock Incentive Plan

SBTech (Global) Limited 2011 Global Share Option Plan

(Full Title of the Plan)

R. Stanton Dodge
DraftKings Holdings Inc.
222 Berkeley Street, 5th Floor
Boston, Massachusetts 02116

(Name and Address of Agent for Service)

(617) 986-6744

(Telephone number, including area code, of agent for service)

Copies to:

Scott D. Miller

Jeannette E. Bander

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Tel: (212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 (this “Post-Effective Amendment”) with respect to the registration statement on Form S-8 (Registration No. 333-239516) (including the reoffer prospectus contained therein) (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “Commission”) on June 29, 2020 by DraftKings Holdings Inc. (formerly known as DraftKings Inc.), a Nevada corporation (the “Company”), is being filed to withdraw and remove from registration the remaining unissued and unsold shares of Class A common stock, par value $0.0001 per share, of the Company (“Company Class A Common Stock”) that had been registered under such Registration Statement, together with any and all plan interests and other securities registered thereunder, including:

1.	52,870,000 shares of Company Class A Common Stock under the DraftKings Inc. 2020 Incentive Award Plan;
2.	5,840,000 shares of Company Class A Common Stock under the DraftKings Inc. Employee Stock Purchase Plan;
3.	58,675,996 shares of Company Class A Common Stock, in the aggregate, under the DraftKings Inc. 2017 Equity Incentive Plan and the DraftKings Inc. 2012 Stock Option and Restricted Stock Incentive Plan; and
4.	4,331,027 shares of Company Class A Common Stock under the SBTech (Global) Limited 2011 Global Share Option Plan.

On May 5, 2022 (the “Merger Effective Date”), the Company and Golden Nugget Online Gaming, Inc., a Delaware corporation (“GNOG”), completed the previously announced merger transactions pursuant to the Agreement and Plan of Merger, dated as of August 9, 2021 (the “Merger Agreement”), by and among the Company, GNOG, DraftKings Inc. (formerly known as New Duke Holdco, Inc.), a Nevada corporation (“New DraftKings”), Duke Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of New DraftKings (“DraftKings Merger Sub”), and Gulf Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of New DraftKings (“GNOG Merger Sub”). Effective as of 12:01 a.m. eastern time on the Merger Effective Date (the “DraftKings Merger Effective Time”), DraftKings Merger Sub merged with and into the Company (the “DraftKings Merger”), with the Company continuing as a direct subsidiary of New DraftKings. Effective as of 12:01 a.m. eastern time on the Merger Effective Date, (i) GNOG Merger Sub merged with and into GNOG (such merger, together with the DraftKings Merger, the “Mergers”), with GNOG continuing as a direct subsidiary of New DraftKings, and (ii) Landry’s Fertitta, LLC contributed its 40.5% membership interest in LHGN Holdco, LLC, a Delaware limited liability company and a subsidiary of GNOG, to New DraftKings (such transaction, together with the Mergers, the “Transactions”). As a result of the Transactions, the Company and GNOG became direct wholly-owned subsidiaries of New DraftKings.

At the DraftKings Merger Effective Time, pursuant to the Merger Agreement, each issued and outstanding share of Company Class A Common Stock and each issued and outstanding share of Class B common stock, par value $0.0001 per share, of the Company (together with the Company Class A Common Stock, the “Company Common Stock”) (other than shares of Company Common Stock that were held in treasury by the Company not on behalf of a third party) were cancelled and converted into one validly issued, fully paid and non-assessable share of Class A common stock, par value $0.0001 per share, of New DraftKings, and Class B common stock, par value $0.0001 per share, of New DraftKings, respectively.

In connection with the consummation of the Transactions, the Company has terminated any and all offerings of securities of the Company pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of such offering, the Company hereby removes and withdraws from registration all such securities of the Company registered pursuant to the Registration Statement that remain unsold or unissued as of the date hereof.

In addition, on May 5, 2022, NASDAQ filed a Form 25 to delist the Company Class A Common Stock.

Contemporaneously with the filing of this Post-Effective Amendment, New DraftKings is filing a registration statement on Form S-8 to register (i) the offer and sale of new securities of New DraftKings under the DraftKings Inc. 2020 Incentive Award Plan, (ii) the remaining unissued and unsold share reserves available for issuance with respect to outstanding awards under each of the DraftKings Inc. 2020 Incentive Award Plan, the DraftKings Inc. Employee Stock Purchase Plan, the DraftKings Inc. 2017 Equity Incentive Plan, the DraftKings Inc. 2012 Stock Option & Restricted Stock Incentive Plan and the SBTech (Global) Limited 2011 Global Share Option Plan and (iii) the share reserves remaining available for issuance for future awards pursuant to the DraftKings Inc. 2020 Incentive Award Plan and the DraftKings Inc. Employee Stock Purchase Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts on this 5th day of May, 2022. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

DraftKings Holdings Inc.

Dated: May 5, 2022	By:	/s/ R. Stanton Dodge
Name: R. Stanton Dodge
Title: Chief Legal Officer and Secretary